SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 10, 2008

UNITED RENTALS, INC.
UNITED RENTALS (NORTH AMERICA), INC.
(Exact name of Registrants as Specified in their Charters)

Delaware Delaware (States or Other Jurisdiction of Incorporation)	001-14387 001-13663 (Commission file Numbers)	06-1522496 06-1493538 (IRS Employer Identification Nos.)

Five Greenwich Office Park, Greenwich, CT	06831
(Address of Principal Executive Offices)	(Zip Code)

Registrants’ telephone number, including area code (203) 622-3131

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-2 under the Exchange Act (17 CFR 240.14a-2)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

          On March 10, 2008, the compensation committee of the board of directors (the “Committee”) of United Rentals, Inc. (the “Company”) took the following actions:

I. The Committee made the following determinations for 2008 relating to the United Rentals, Inc. Annual Incentive Compensation Plan (the “Plan”):

          A. The following executive officers of the Company (the “Executive Officers”) are eligible to earn bonuses under the Plan during 2008: (i) Michael Kneeland, interim chief executive officer; (ii) Martin Welch, executive vice president and chief financial officer; (iii)  Roger Schwed, executive vice president and general counsel; and (iv) Kurt Barker, executive vice president – corporate services.

          B. The payment of bonuses under the Plan in respect of 2008 will be based on the Company’s achievement of objective performance goals measured by the following business criteria: (i) earnings before interest, taxes, depreciation and amortization (“EBITDA”) (45% weight); (ii) earnings per share (20% weight); (iii) free cash flow (20% weight); and (iv) return on invested capital (“ROIC”) (15% weight). All four goals are subject to the following adjustments, as determined by the Committee in good faith, to the extent applicable to the calculation of the measure: (a) any non-cash goodwill writeoffs, (b) extraordinary gains and losses, (c) charges related to debt refinancings, and (d) any item of nonrecurring gain or loss in excess of $2 million. In addition, the Committee can equitably adjust any measure to take into account any change in control, change in accounting principles or other fundamental change that renders the measure no longer comparable to the original performance goal. The Company calculates EBITDA as the sum of income from continuing operations before provision for income taxes, interest expense, net, interest expense-subordinated convertible debentures, depreciation-rental equipment and non-rental depreciation and amortization. The Company calculates free cash flow as (x) net cash provided by operating activities – continuing operations less (y) purchases of rental and non-rental equipment plus (z) proceeds from sales of rental and non-rental equipment and excess tax benefits from share-based payment arrangements. The Company calculates ROIC as annual operating income divided by the annual averages of stockholders’ equity, debt and deferred taxes, net of average cash.

          C. In the case of the Company performance goals described above, the target payout level has generally been set to correlate with either the top or mid-point, depending on the measure, of the Company’s public 2008 forecast ranges as of the date of its most recent earnings call, February 29, 2008. Accordingly, (i) the EBITDA target is $1.21 billion, the top of the Company’s 2008 EBITDA public forecast range of $1.17 billion to $1.21 billion; (ii) the earnings per share target is $3.00, the top of the Company’s 2008 earnings per share public forecast range of $2.80 to $3.00; (iii) the free cash flow target is $350 million, the mid-point of the Company’s 2008 free cash flow public forecast range of $325 million to $375 million; and (iv) the ROIC target is 15.2%, which correlates to an ROIC consistent with the top of the Company’s 2008 EBITDA public forecast range. Minimum thresholds have also been set for each Company performance goal, below which no amounts will be paid under the Plan for 2008 with respect to such measure. These thresholds are respectively: (i) $1.17 billion for EBITDA; (ii) $2.80 for earnings per share; (iii) $310 million for free cash flow; and (iv) 14.8% for ROIC. Maximum thresholds, at or above which the maximum bonus amount will be paid, have also been set and respectively are: (i) $1.25 billion for EBITDA; (ii) $3.15 for earnings per share; (iii) $380 million for free cash flow; and (iv) 15.5% for ROIC. Achievements of performance goal levels between the minimum and maximum thresholds will result in interpolated bonus amounts.

          D. The target and maximum bonus amounts under the Plan for 2008 are as follows: (i) for Mr. Kneeland, the target is 125% and the maximum is 150% of $525,000 base salary; (ii) for Mr. Welch, the target is 90% and the maximum is 125% of $562,500 base salary; (iii) for Mr. Schwed, the target is 90% and the maximum is 125% of $425,000 base salary; and (iv) for Mr. Barker, the target is 90% and the maximum is 125% of $375,000 base salary.

II. The Committee determined not to change the base salaries for any of the Executive Officers for 2008.

III. The Committee determined the extent to which 2007 performance goals under the Plan were met and, accordingly, the level of earned cash bonuses for 2007 for each of the Executive Officers, as well as the Company’s former chief executive officer, Wayland Hicks (who retired during 2007). These amounts were respectively: (i) $331,827 for Mr. Kneeland; (ii) $475,847 for Mr. Welch; (iii) $345,164 for Mr. Schwed; and (iv) $239,565 for Mr. Hicks (reflecting a pro rata amount of his earned bonus, based on his retirement date of June 4, 2007). The Committee also approved Mr. Barker’s 2007 cash bonus level of $303,380, which was based on the interim chief executive officer’s evaluation of Mr. Barker’s performance against certain pre-determined goals and objectives, and not determined under the Plan because Mr. Barker had not been eligible to participate in the Plan in 2007. In addition, the Committee determined to award supplemental discretionary cash bonuses to Mr. Kneeland, in the amount of $318,173, and to Mr. Schwed, in the amount of $129,836. The Committee believed these amounts were appropriate to account for the impact of the Company’s change in strategy in mid-2007 on previously established performance goals and to maintain over-all equitable bonus levels among the Executive Officers.

IV. In recognition of the fact that neither executive had received an equity grant in 2007, the Committee determined to award 80,000 restricted stock units (“RSUs”) to Mr. Kneeland and 42,000 RSUs to Mr. Schwed under the Company’s 2001 Comprehensive Stock Plan (the “2001 Plan”). Thirty thousand of the RSUs granted to Mr. Kneeland will vest on March 10, 2009, and the remaining 50,000 will vest ratably in two equal installments on March 10 of each of 2010 and 2011. The RSUs granted to Mr. Schwed will vest ratably in three equal installments on March 10 of each of 2009, 2010 and 2011. In addition, each RSU grant agreement will provide that upon the executive’s death, Disability, termination without Cause or resignation for Good Reason (as such terms are defined in the executives’ respective employment agreements), a pro rata number of the RSUs scheduled to vest on the following March 10 will become vested. Also, upon a Change in Control (which, as defined in the grant agreement, includes any going-private transaction and other mergers and business combinations involving the Company, but not one in which the voting securities of the Company outstanding immediately beforehand continue to represent at least 50% of the total voting power of the surviving entity) all of the RSUs that have not yet vested will become vested. In recognition of the fact that Mr. Barker, when he was promoted to executive vice president – corporate services in 2007, received a grant of 50,000 RSUs, he was not considered for an additional RSU grant in 2008. Similarly, because Mr. Welch, when he became permanent chief financial officer in 2006, received a grant of 190,000 RSUs intended to cover all long-term incentive compensation for a three-year period, he was not considered for an additional RSU grant in 2008 (or a grant of the Units described below).

V. The Committee determined to award 105,000 long-term incentive units (“Units”) under the 2001 Plan to Mr. Kneeland, 58,000 Units to Mr. Schwed and 75,000 Units to Mr. Barker. The Units, which are cash-settled, will cliff vest on December 31, 2010, with a value per Unit primarily based upon the extent to which the Company has achieved or surpassed a target level of $3.648 billion in cumulative EBITDA over the three-year period beginning January 1, 2008 and ending December 31, 2010. The Unit value is then further adjusted depending upon whether average EBITDA margin over the same three-year period falls below, within or above a target range of between 34% and 35% (inclusive). The target levels for cumulative EBITDA and average EBITDA margin have been set to be consistent with the Company’s announced goal of achieving an incremental $500 million in annual EBITDA within 5 years. Payment with respect to the Units will be made in the first quarter of 2011 once the Committee certifies results.

          At the target level of cumulative EBITDA and within the target range of average EBITDA margin, the value of each Unit at vesting will be $20.00. If, however, the average EBITDA margin is below 34%, then the Unit value will be reduced by multiplying it by .80. If, however, the average EBITDA margin is above 35%, then the Unit value will be increased by multiplying it by 1.20. For each Unit, a minimum threshold, of 5% less than the target cumulative EBITDA, has been set below which the value of each Unit will be reduced to zero. A maximum threshold, of 10% more than the target cumulative EBITDA, has also been set, at or above which a multiplier will be applied to the target value of the Unit, depending upon the average EBITDA margin. At average EBITDA margins below 34%, between 34% and 35% (inclusive) and above 35%, the multipliers will be respectively 1.33, 1.67 and 2.00. Achievements of cumulative EBITDA levels between these minimum and maximum thresholds will result, for each of the three possible average EBITDA margin outcomes (i.e., below the range, within the range, or above the range) in interpolated amounts of Unit values, with the maximum possible Unit value being $40.00 (at cumulative EBITDA above $4.013 billion and average EBITDA margin above 35%). In addition, each Unit award agreement will provide that upon a termination without Cause or a resignation for Good Reason (as such terms are defined in the executives’ respective employment agreements) that occurs on or after 50% of the three-year performance period has been completed (but not otherwise), then the Unit will be settled at the end of the full performance period, but have the value reduced proportionately to reflect the percentage of the performance period in which the executive was employed. In the event of death or Disability of the executive (but not retirement), the Unit will again be settled at the end of the full performance period and have the value reduced proportionately to reflect the percentage of the performance period completed prior to the death or Disability, but without any requirement that at least 50% of the performance period has been completed. In addition, each Unit award agreement will provide that in the event of a Change in Control (as defined in the award agreement) at any time during the performance period, each Unit will be settled immediately upon such Change in Control and paid at the target Unit value of $20.00, but reduced proportionately to reflect the percentage of the performance period completed prior to such Change in Control.

VI. The Committee approved an amendment to Mr. Kneeland’s existing employment agreement, which was then executed. The amendment provides that if Mr. Kneeland’s employment is terminated either by the Company without Cause or by Mr. Kneeland for Good Reason (as such terms are defined in the employment agreement), then Mr. Kneeland’s post-employment non-competition period is reduced from two years to one year, unless the Company provides him with written notice, within 90 days following such termination, that the duration is to remain at two years. During any such period, the amendment clarifies that Mr. Kneeland, in addition to receiving his base salary, shall receive a bonus amount equal to his target bonus allocation under the Plan as in effect at the time of such termination. Finally, the amendment clarifies that Good Reason shall not exist for Mr. Kneeland simply if he does not obtain the Company’s permanent chief executive officer position that is the subject of a previously announced executive search process (or does not retain duties or responsibilities assigned to him during his tenure as interim chief executive officer).

          The foregoing summary of the amendment is qualified in its entirety by the full text of the amendment, which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 8.01. Other Events.

          On March 10, 2008, the Company issued a press release announcing that it had entered into a memorandum of understanding (“MOU”) with lead plaintiff’s counsel to settle three purported class action lawsuits that were filed following the August 2004 announcement of a Securities and Exchange Commission inquiry concerning the Company’s historical accounting practices. The memorandum of understanding provides that the claims of the plaintiff class will be settled for a cash payment of $27.5 million. The contemplated settlement is subject to the prior satisfaction of a number of conditions, including definitive settlement documentation and court approval. In addition, the settlement is contingent upon the Company and its insurance carriers finalizing agreements on the portion of the settlement to be funded by the carriers, as well as the amounts that the carriers will reimburse the Company for defense costs concerning the shareholder actions and related inquiries and matters that have previously been expensed by the Company.

          The Company currently expects, taking into account anticipated settlement funding and defense cost reimbursements from its insurance carriers, that the contemplated settlement will not have a material effect on its results of operations or cash flows for any period.

          A copy of the Company’s press release is furnished herewith as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits

Exhibit 10.1	Amendment, dated as of March 10, 2007, to the Employment Agreement, dated as of June 5, 2006, as amended, between United Rentals, Inc. and Michael J. Kneeland.

Exhibit 99.1	Press Release of United Rentals, Inc., dated March 10, 2008

SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, each registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized on this 14th day of March, 2008.

UNITED RENTALS, INC.

By:	/s/ ROGER E. SCHWED

Name:	Roger E. Schwed
Title:	General Counsel

UNITED RENTALS (NORTH AMERICA), INC.

By:	/s/ ROGER E. SCHWED

Name:	Roger E. Schwed
Title:	General Counsel